Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal Second Quarter and

Fiscal First Half 2025 Financial Results

Stroudsburg, PA. – April 23, 2025 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, asset management and trust, and investment services in eastern Pennsylvania, today announced financial results for the fiscal second quarter and fiscal first half periods ended March 31, 2025.

Net income was $2.7 million, or $0.29 per diluted share, for the three months ended March 31, 2025, compared with $4.6 million, or $0.48 per diluted share, for the three months ended March 31, 2024. Results for the quarter ended March 31, 2025 include pre-tax merger-related costs of $1.0 million. As previously announced, the Company entered an Agreement and Plan of Merger with CNB Financial Corporation, dated January 9, 2025. Excluding after-tax merger costs, net income was $3.8 million, or $0.40 per diluted share for the three months ended March 31, 2025.

Net income was $6.7 million, or $0.70 per diluted share, for the six months ended March 31, 2025, compared with $8.9 million, or $0.93 per diluted share, for the six months ended March 31, 2024. Excluding after-tax merger costs, net income was $7.7 million, or $0.81 per diluted share for the six months ended March 31, 2025.

Gary S. Olson, President and CEO, commented: “In our fiscal second quarter 2025, the Company continued to generate strong, positive operational results as ESSA progressed toward the anticipated closing of its merger with CNB Financial Corporation. On April 15, 2025, at a special meeting of ESSA shareholders, the merger received formal approval from ESSA Bancorp, Inc.’s shareholders”.

Fiscal Second Quarter and First Half of 2025 Income Statement Review

Total interest income was $25.6 million for the second quarter of fiscal 2025 compared with $25.7 million the year earlier period, reflecting a slight decrease in average interest earning assets, offset in part, by an increase in the total yield on average interest earning assets to 5.01% from 4.95%.

Total interest income increased to $52.0 million for the six months ended March 31, 2025, compared with $51.7 million for the year earlier period, reflecting an increase in the total yield on average interest earning assets to 5.01% from 4.92%, offset in part, by a decrease in average interest earning assets.

Interest expense was $11.4 million for the second quarter of 2025, compared with $10.8 million for the same period in 2024, reflecting increased interest rates on deposits partially offset by declines in interest rates on short-term borrowings and in average interest-bearing liabilities. The Company’s cost of interest-bearing liabilities was 2.80% in the second quarter of 2025 compared with 2.58% for the same quarter in 2024.

Interest expense was $23.7 million for the six months ended March 31, 2025, compared with $22.0 million for the same period in 2024, reflecting increased interest rates on deposits partially offset by declines in interest rates on short term borrowings and in average interest-bearing liabilities. The Company’s cost of interest-bearing liabilities was 2.85% in the six months ended March 31, 2025, compared with 2.59% for the same period in 2024.

Net interest income before release of credit losses was $14.2 million in the second quarter of 2025 compared with $14.9 million in the second quarter of 2024. Net interest income before release of credit losses was $28.4 million in the first half of 2025 compared with $29.7 million in the first half of 2024.

The net interest margin for the second quarter of 2025 was 2.78% compared with 2.87% for the comparable period of fiscal 2024. For the three months ended March 31, 2025, including merger-related costs, the Company’s return on average assets and return on average equity were 0.51% and 4.70%, compared with 0.84% and 8.23%, respectively, for the comparable period of fiscal 2024.

The net interest margin for the six months ended March 31, 2025, was 2.73% compared with 2.82% for the comparable period of fiscal 2024. For the six months ended March 31, 2025, including merger-related costs, the Company’s return on average assets and return on average equity were 0.61% and 5.71%, compared with 0.80% and 8.04%, respectively, for the comparable period of fiscal 2024.

The release of credit losses decreased to $42,000 for the second quarter of fiscal 2025 compared to a release of $496,000 for the same fiscal quarter of 2024. The release of credit losses decreased to $649,000 for the six months ended March 31, 2025, compared to a release of $893,000 for the same period of 2024.

Noninterest income was $2.0 million for the second quarter of 2025 and 2024, respectively. The three-month year-over-year comparison reflected increases in service fees on loans, gain on sale of loans, net and trust and investment fees offset by decreases in loan swap fees and other noninterest income.

Noninterest income was $4.1 million for the six months ended March 31, 2025, compared with $4.0 million a year earlier. The six-month year-over-year comparison reflected increases in loan swap fees, earnings on bank owned life insurance and trust and investment fees, offset, in part, by decreases in service fees on loans, gain on sale of loans, net and other noninterest income.

Noninterest expense for the three months ended March 31, 2025 was $12.8 million compared to $11.7 million a year earlier. Noninterest expense for the three months ended March 31, 2025, excluding the $1.0 million in merger-related costs, was $11.8 million compared to $11.7 million for the year earlier period. Increases in compensation and employee benefits were partially offset by declines in advertising, FDIC insurance and other noninterest expenses.

Noninterest expense for the six months ended March 31, 2025, was $24.7 million compared to $23.6 million a year earlier. Noninterest expense for the six months ended March 31, 2025, excluding the $1.0 million in merger-related costs, was $23.7 million compared to $23.6 million for the year earlier period. Increases in compensation and employee benefits were partially offset by declines in advertising, FDIC insurance, foreclosed real estate and other noninterest expenses.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.168 billion at March 31, 2025, compared to $2.188 billion at September 30, 2024. Growth in total net loans outstanding was more than offset by decreases in cash and cash equivalents, investment securities, regulatory stock and other assets.

Total net loans were $1.76 billion at March 31, 2025, up from $1.74 billion at September 30, 2024. Residential real estate loans were $734.8 million at March 31, 2025, compared with $721.5 million at September 30, 2024. Commercial real estate loans decreased to $870.8 million at March 31, 2025, compared with $884.6 million at September 30, 2024. Commercial loans (primarily commercial and industrial) were $48.6 million compared with $36.8 million at September 30, 2024. Loans to states and political subdivisions were $48.3 million at March 31, 2025, compared to $48.6 million at September 30, 2024. Consumer loans were $52.5 million at March 31, 2025, compared to $51.3 million at September 30, 2024.

Nonperforming assets were $11.7 million, or 0.54% of total assets at March 31, 2025, compared to $12.2 million, or 0.56% at September 30, 2024. The allowance for credit losses to total loans was 0.84% at March 31, 2025, compared to 0.87% at September 30, 2024. Foreclosed real estate was $3.7 million at March 31, 2025, and $3.2 million at September 30, 2024, reflecting two commercial properties the Company is actively marketing.

Total deposits were $1.69 billion at March 31, 2025, compared with $1.63 billion at September 30, 2024. Core deposits were $1.04 billion, or 62% of total deposits, at March 31, 2025, compared to $1.05 billion, or 64% of total deposits at September 30, 2024.

Noninterest bearing demand accounts at March 31, 2025, were $264.8 million, up 3.2% from September 30, 2024. Interest bearing demand accounts declined 8.6% to $285.8 million and money market accounts increased 4.0% to $348.2 million at March 31, 2025, from September 30, 2024. Certificates of deposit increased $65.4 million or 11.2% to $647.5 million at March 31, 2025, compared to September 30, 2024. Included in the certificates of deposit increase is an increase of $65.1 million in brokered certificates of deposit. Total borrowings decreased to $200.7 million at March 31, 2025, from $290.0 million at September 30, 2024.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 10.3% at March 31, 2025, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $6.1 million to $236.5 million at March 31, 2025, from $230.4 million at September 30, 2024, primarily reflecting net income growth and a decrease in other comprehensive loss, offset in part by dividends paid to shareholders. Tangible book value per share at March 31, 2025, was $21.93 compared to $21.40 at September 30, 2024.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 20 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the status of our proposed merger with CNB Financial Corporation, economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2025	September 30, 2024
	(dollars in thousands)
ASSETS
Cash and due from banks	$26,553	$38,683
Interest-bearing deposits with other institutions	2,999	9,897

Total cash and cash equivalents	29,552	48,580
Investment securities available for sale, at fair value (net of allowance for credit losses of $0)	209,937	215,869
Investment securities held to maturity, at amortized cost (net of allowance for credit losses of $0)	44,997	47,378
Loans receivable (net of allowance for credit losses of $14,950 and $15,306)	1,757,056	1,744,284
Regulatory stock, at cost	15,506	18,750
Premises and equipment, net	11,296	11,253
Bank-owned life insurance	40,020	39,571
Foreclosed real estate	3,667	3,195
Goodwill	13,801	13,801
Deferred income taxes	4,562	3,889
Derivative and hedging assets	7,586	8,203
Other assets	29,644	32,944

TOTAL ASSETS	$2,167,624	$2,187,717

LIABILITIES
Deposits	$1,689,754	$1,629,051
Short-term borrowings	200,739	280,000
Other borrowings	—	10,000
Advances by borrowers for taxes and insurance	13,242	6,870
Derivative and hedging liabilities	7,126	9,183
Other liabilities	20,277	22,192

TOTAL LIABILITIES	1,931,138	1,957,296

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	183,278	183,073
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(5,327)	(5,557)
Retained earnings	167,241	163,473
Treasury stock, at cost	(103,826)	(104,184)
Accumulated other comprehensive loss	(5,061)	(6,565)

TOTAL STOCKHOLDERS’ EQUITY	236,486	230,421

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,167,624	$2,187,717

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$22,520	$21,724	$45,513	$43,138
Investment securities:
Taxable	2,438	2,750	4,948	6,637
Exempt from federal income tax	7	10	18	21
Other investment income	667	1,166	1,525	1,944

Total interest income	25,632	25,650	52,004	51,740

INTEREST EXPENSE
Deposits	9,813	7,590	20,142	16,052
Short-term borrowings	1,530	3,064	3,285	5,720
Other borrowings	79	142	223	250

Total interest expense	11,422	10,796	23,650	22,022

NET INTEREST INCOME	14,210	14,854	28,354	29,718
Release of credit losses	(42)	(496)	(649)	(893)

NET INTEREST INCOME AFTER RELEASE OF CREDIT LOSSES	14,252	15,350	29,003	30,611

NONINTEREST INCOME
Service fees on deposit accounts	665	674	1,380	1,370
Services charges and fees on loans	329	295	609	625
Loan swap fees	33	74	132	74
Unrealized loss on equity securities	(1)	(2)	—	(5)
Trust and investment fees	435	418	910	811
Gain on sale of loans, net	98	58	158	176
Earnings on bank-owned life insurance	220	220	454	432
Insurance commissions	125	134	245	262
Other	113	133	187	220

Total noninterest income	2,017	2,004	4,075	3,965

NONINTEREST EXPENSE
Compensation and employee benefits	6,880	6,673	14,080	13,419
Occupancy and equipment	1,215	1,228	2,403	2,457
Professional fees	1,133	1,039	2,096	2,064
Data processing	1,432	1,360	2,900	2,702
Advertising	168	239	272	375
Federal Deposit Insurance Corporation (“FDIC”) premiums	398	475	755	855
Foreclosed real estate	—	—	—	101
Merger-related costs	1,044	—	1,044	—
Amortization of intangible assets	—	44	—	91
Other	537	656	1,191	1,507

Total noninterest expense	12,807	11,714	24,741	23,571

Income before income taxes	3,462	5,640	8,337	11,005
Income taxes	727	1,078	1,646	2,106

NET INCOME	$2,735	$4,562	$6,691	$8,899

Earnings per share:
Basic	$0.29	$0.48	$0.70	$0.93
Diluted	$0.29	$0.48	$0.70	$0.93
Dividends per share	$0.15	$0.15	$0.30	$0.30

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2025	2024	2025	2024
	(unaudited)
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,183,673	$2,191,544	$2,192,408	$2,213,976
Total interest-earning assets	2,076,180	2,077,074	2,083,259	2,099,284
Total interest-bearing liabilities	1,654,509	1,675,831	1,663,953	1,698,571
Total stockholders’ equity	236,216	222,906	234,823	221,265
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,537,210	9,513,656	9,570,264	9,575,730
Average shares outstanding - diluted	9,560,278	9,513,798	9,592,682	9,575,730
Book value shares	10,154,664	10,131,521	10,154,664	10,131,521
Net interest rate spread:	2.21%	2.37%	2.16%	2.33%
Net interest margin:	2.78%	2.87%	2.73%	2.82%

Contact:	Gary S. Olson, President & CEO

Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360

Telephone:	(570) 421-0531